Exhibit 99.1

PRESS RELEASE
For Information Contact:
Scott D. Kantor
Chief Financial Officer
Datascope Corp.
14 Philips Parkway
Montvale, NJ 07645
(201) 307-5490
www.datascope.com

FOR IMMEDIATE RELEASE:

     MONTVALE, NJ, September 13, 2006 . . . Datascope Corp. (NASDAQ: DSCP) announced that its Board of Directors declared a regular quarterly cash dividend of $0.07 per share, and a special dividend of $1.00 per share, payable on October 6, 2006 to stockholders of record as of September 28, 2006.

     In declaring the special dividend, the Board, noting the current favorable tax environment, decided to share with stockholders cash accumulated from operations that was not needed to fund investment and growth.

     The Company also announced that its Board of Directors approved the adoption of a share repurchase program authorizing an additional $40 million for future purchases of Datascope common stock. Purchases under this program may be made from time to time on the open market or in privately negotiated transactions, and may be discontinued at any time at the discretion of the Company. Currently, the Company has $3.0 million remaining and available from the share repurchase program authorized by the Board of Directors in May 2001.

     About Datascope Corp.

     Datascope Corp. is a diversified medical device company that designs, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional Products / Vascular Grafts. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, http://www.datascope.com.

     This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, particularly the risk that the special dividend may have an impact on the company’s ability to fund investment and growth, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.